Exhibit 99.1

NEWS RELEASE

CAMBREX ACQUIRES STAKE IN ZENARA PHARMA

East Rutherford, NJ – November 3, 2010 – Cambrex Corporation (NYSE: CBM) announced today that it acquired a 51% stake in Zenara Pharma, a Hyderabad, India based pharmaceutical company focused on the formulation of final dosage form products.

Highlights
•	To be named Cambrex Zenara
•
Positions Cambrex as one of the leading global suppliers to the large and growing Nicotine Replacement Therapy (“NRT”) market providing both active pharmaceutical ingredients (“APIs”) and finished dosage form products

•	Creates the opportunity to integrate Cambrex’s API and drug delivery capabilities with Zenara’s broad range of formulation and finished dosage form capabilities
•
Provides a development and manufacturing platform for Cambrex within the increasingly important and growing Indian pharmaceutical market and creates the ability to develop and manufacture cost effective products for high growth emerging markets

•	Adds an experienced and talented management team across all aspects of the pharmaceutical industry, including the development, formulation and production of finished dosage form products

Steve Klosk, the President and CEO of Cambrex commented, “This transaction represents another significant step in Cambrex’s strategic objective of enhancing our technology portfolio and providing high value products to the pharmaceutical industry.  We are excited to partner with Zenara and believe the combination of capabilities and technologies will make us a global leader in providing products for the approximately $1.5 billion NRT market. The integration of Cambrex’s API and drug delivery business with Zenara’s formulation and finished dosage experience enables Cambrex to provide greater benefit to our pharmaceutical customers.  We commend the team at Zenara for building a strong company and we look forward to working with them to rapidly grow the business.”

Ashok Narasimhan, the President of Cambrex Zenara added, “Cambrex, with its leading position in western markets for the development and manufacture of APIs, and its history of supplying products to the NRT market, is a natural partner for Zenara.  Our technology and cost position enable us to supply cost effective products to our customers in both developed and higher growth emerging markets.  We are currently supporting our customer’s launch of NRT gums and lozenges in India, with roll-outs in several other high potential markets to follow in 2011 and beyond.  We look forward to working with Cambrex to accelerate our market penetration and expand access for both companies to new product categories, geographies and customers.”

Cambrex acquired a 51% equity stake in Zenara for $20 million, which may be adjusted based on closing date working capital balances.  Pursuant to the stock purchase agreement, Cambrex will acquire the remaining 49% in early 2016 at a value based on a weighted combination of a multiple of 2015 earnings before interest, taxes, depreciation and amortization (“EBITDA”) and cumulative EBITDA for the years 2011 through 2015.

The Company does not expect the impact of its ownership stake in Zenara to be material to Cambrex’s income statement for 2010.  Transaction costs will be recorded in the third and fourth quarters.

Please see the Company’s SEC filings for a more complete description of this transaction, Cambrex’s business and historical performance.

Forward Looking Statement

This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under The Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions in connection with any discussion of future financial and operating performance.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout the Company’s public filings.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, the Company’s ability to satisfy the continued listing standards of the New York Stock Exchange, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its facilities or products and other factors described under the caption “Risk Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  New factors emerge from time to time and it is not possible for the Company to predict which will arise.  In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2009 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis and controlled substances.  For more information, please visit www.cambrex.com.

About Cambrex Zenara

Cambrex Zenara provides high quality and competitively priced pharmaceutical drug product, formulation, development and manufacturing capabilities designed to accelerate commercialization of finished drug products for the pharmaceutical industry. For more information, please visit www.zenara.com.

Contact:	Greg Sargen
VP & Chief Financial Officer
Phone:	201.804.3055
Email:	gregory.sargen@cambrex.com

Contact:	Stephanie LaFiura
Investor Relations Associate
Phone:	201.804.3037
Email:	stephanie.lafiura@cambrex.com

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